Exhibit 5.1

Daniel I. Goldberg +1 212 479 6722 dgoldberg@cooley.com

December 23, 2021

X4 Pharmaceuticals, Inc.

61 North Beacon Street, 4th Floor

Boston, MA 02134

Ladies and Gentlemen:

We have acted as counsel to X4 Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended, covering the resale by a selling stockholder (the “Selling Stockholder”) of 2,008,032 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), consisting of shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Warrants were issued pursuant to a Securities Purchase Agreement, dated November 5, 2021, by and among the Company and the purchaser named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, the Securities Purchase Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Cooley LLP    55 Hudson Yards    New York, NY    10001-2157

t: (212) 479-6000   f: (212) 479-6275   cooley.com

X4 Pharmaceuticals, Inc. December 23, 2021 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

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Cooley LLP    55 Hudson Yards    New York, NY    10001-2157

t: (212) 479-6000   f: (212) 479-6275   cooley.com

X4 Pharmaceuticals, Inc. December 23, 2021 Page Three

Very truly yours,

COOLEY LLP

By: /s/ Daniel I. Goldberg
Daniel I. Goldberg, Partner

Cooley LLP    55 Hudson Yards    New York, NY    10001-2157

t: (212) 479-6000   f: (212) 479-6275   cooley.com